Exhibit 99.1

American Spectrum Realty Reports Year End Results

HOUSTON--(BUSINESS WIRE)--March 31, 2010--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the fourth quarter and year ended December 31, 2009.

Rental revenue for the year ended 2009 increased by $85,000, or 0.3%, in comparison to the year ended December 31, 2008. This increase was primarily attributable to $878,000 in revenue generated from an office property acquired in April 2008. The increase was mostly offset by a decrease in rental revenue of $793,000 from properties owned for the full years ended December 31, 2009 and December 31, 2008. The decrease in rental revenue from properties owned for the full years ended December 31, 2009 and December 31, 2008 was primarily due to a decrease in occupancy and a rise in rent concessions. The decrease in occupancy and rise in rent concessions was partially attributable to Hurricane Ike, which affected the operations of the Company’s Houston area properties in September 2008. The Company expects to recover the lost revenue from its insurance carrier, but no amounts relating to such recovery have been reflected in its financial statements. Occupancy, on a weighted average basis, decreased from 85% at December 31, 2008 to 82% at December 31, 2009.

Property operating expenses for the year ended 2009 decreased by $259,000, or 1.6%, in comparison to the year ended December 31, 2008. During 2008, the Company incurred expenses related to Hurricane Ike of $500,000. The decrease was also due to a decrease in real estate taxes attributable to a decline in the assessed value of several of the Company’s properties. The decrease was partially offset by an increase in property operating expenses of $479,000 attributable to the office property acquired in 2008.

The Company’s net loss attributable to common stockholders for the year ended December 31, 2009 was $8,512,000, or $5.88 per share, compared to a net loss attributable to common stockholders of $6,643,000, or $4.82 per share, for the year ended December 31, 2008. The net losses for 2009 and 2008 included income from discontinued operations of $190,000 and $974,000, respectively.

The Company’s net loss attributable to common stockholders for the three months ended December 31, 2009 was $2,016,000, or $1.39 per share, compared to a net loss attributable to common stockholders of $1,870,000, or $1.36 per share, for the three months ended December 31, 2008. The net losses for 2009 and 2008 included income from discontinued operations of $81,000 and $65,000, respectively.

The Company generated Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, of $37,000 for the year ended December 31, 2009 as compared to $430,000 for the year ended December 31, 2008. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net loss attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the years ended December 31, 2009 and 2008 (in thousands):

	Years Ended December 31,
	2009	2008
Net loss attributable to the Company	$(8,272)	$(6,643)
Depreciation and amortization from discontinued operations	456	398
Net income from discontinued operations	(190)	(974)
Deferred income tax benefit	(5,631)	(5,305)
Net loss attributable to noncontrolling interests	(1,030)	(979)
Depreciation and amortization	14,704	13,933
FFO	$37	$430

The increase in FFO was in large part attributable to consulting and due diligence costs of $493,000 related to the Company’s Evergreen acquisition and other business development costs.

In January 2010, the Company acquired the property management and asset management contracts held by Evergreen Realty Group, LLC and affiliates (“Evergreen”) and Evergreen’s interest in real estate assets, held in most cases as the manager or general partner of entities owning tenant in common interests. Property management and asset management contracts for a total of 80 separate assets were acquired in the transaction. The interests in real estate acquired, held in each case as tenant in common interests, represent Evergreen’s interest in many of the properties associated with the contracts acquired.

The former Evergreen-managed properties, which consist of 5,051,240 square feet of office and industrial properties, 2,934 multi-family units, 12,098 self storage units consisting of 1,793,881 square feet, 3,206 student housing units consisting of 9,107 beds and nine assisting living facilities consisting of 776 beds, are all now under the management of American Spectrum Realty Management, LLC, a wholly-owned subsidiary of the Company’s operating partnership. This portfolio comprises properties located in 21 states – Alabama, Arizona, California, Florida, Georgia, Iowa, Idaho, Indiana, Kansas, Minnesota, Missouri, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas, Virginia and Washington.

In February 2010, the Company filed a third party action against ACE American Insurance Company, its prior insurance carrier, in Harris County, Texas, seeking payment under its insurance policy for the damage to 20 buildings in Houston, caused by Hurricane Ike. In March 2010, the insurance carrier filed a lawsuit against the Company in Pennsylvania seeking a declaratory judgment that it owed nothing under the policy. The total claims by the Company for actual damages, business interruption, statutory bad faith damages, interest and attorneys fees exceed $50,000,000. The Company can make no prediction as to the result of such litigation.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except for share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
REVENUES:
Rental revenue	$8,567	$8,236	$33,018	$32,933
Third party management and leasing revenue	127	43	239	73
Interest and other income	3	8	40	140
Total revenues	8,697	8,287	33,297	33,146

EXPENSES:
Property operating expense	3,807	4,060	15,837	16,096
Corporate general and administrative	1,676	1,055	4,572	3,790
Depreciation and amortization	3,753	3,727	14,704	13,933
Interest expense	3,307	3,462	13,307	13,228
Total expenses	12,543	12,304	48,420	47,047

Loss from continuing operations before deferred income tax benefit	(3,846)	(4,017)	(15,123)	(13,901)

Deferred income tax benefit	1,635	1,809	5,631	5,305

Loss from continuing operations	(2,211)	(2,208)	(9,492)	(8,596)

Discontinued operations:
Income from operations	128	103	300	399
Gain on sale of discontinued operations	-	-	-	1,141
Income tax expense	(47)	(38)	(110)	(566)
Income from discontinued operations	81	65	190	974

Net loss, including noncontrolling interests	$(2,130)	$(2,143)	$(9,302)	$(7,622)

Plus: Net loss attributable to noncontrolling interests	174	273	1,030	979

Net loss attributable to American Spectrum Realty, Inc.	(1,956)	(1,870)	(8,272)	(6,643)

Preferred stock dividend	(60)	-	(240)	-

Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(2,016)	$(1,870)	$(8,512)	$(6,643)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(1.44)	$(1.40)	$(6.00)	$(5.44)
Income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	0.05	0.04	0.12	0.62
Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(1.39)	$(1.36)	$(5.88)	$(4.82)

Basic and diluted weighted average shares used	1,409,949	1,377,511	1,406,024	1,376,923

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(2,027)	$(1,926)	$(8,440)	$(7,491)
Income from discontinuing operations	$71	$56	$168	$848
Net loss	$(2,016)	$(1,870)	$(8,512)	$(6,643)

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200